                    U.S. SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                    FORM 3

            INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
        Section 17(a) of the Public Utility Holding Company Act of 1935
            or Section 30(f) of the Investment Company Act of 1940

1. Name and Address of Reporting Person*

    Clark             Robin                 A.
------------------------------------------------------------------------------
   (Last)            (First)            (Middle)

    c/o Euro Brokers International Limited
    133 Houndsditch
------------------------------------------------------------------------------
   (Street)

    London        United Kingdom       EC3A 7AJ
------------------------------------------------------------------------------
   (City)            (State)             (Zip)

2. Date of Event Requiring Statement (Month/Day/Year)

   12/01/98

3. I.R.S. Identification Number of Reporting Person, if an entity (voluntary)



4. Issuer Name and Ticker or Trading Symbol

   Maxcor Financial Group Inc.
   (Common Stock:  "MAXF")

5. Relationship of Reporting Person to Issuer (Check all applicable)

   / / Director                            / / 10% Owner
   / / Officer (give title below)          /X/ Other (specify below)

   Co-Managing Director of Issuer Subsidiary

6. If Amendment, Date of Original (Month/Day/Year)



7. Individual or Joint/Group Reporting (Check applicable line)

   /X/ Form filed by One Reporting Person
   / / Form filed by More than One Reporting Person

* If the Form is filed by more than one Reporting Person, see instruction
  5(b)(v).

            Table I -- Non-Derivative Securities Beneficially Owned

                                  2. Amount      3. Ownership
                                     of Secu-       Form:
                                     rities         Direct      4. Nature of
                                     Bene-          (D) or         Indirect
                                     ficially       Indirect       Beneficial
                                     Owned          (I)            Ownership
1. Title of Security                 (Instr. 4)     (Instr. 5)     (Instr. 5)
--------------------------------  -------------  -------------  ----------------
Common Stock, par value $.001     13,500         D




         Table II--Derivative Securities Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

                                                2. Date Exercisable
                                                   and Expiration Date  3. Title and Amount of Securities Underlying Derivative
                                                   (Month/Day/Year)        Security (Instr. 4)
                                                ----------------------  -----------------------------------------------------------
                                                Date                                                                     Amount or
1. Title of Derivative                          Exercis-    Expiration                      Title                        Number of
   Security (Instr. 4)                          able        Date                                                          Shares
----------------------------------------------  ----------  ----------  ----------------------------------------------  -----------
Options - Right to Buy                          1           8/26/06     Common Stock, par value $.001                   50,000
Options - Right to Buy                          2           8/13/08     Common Stock, par value $.001                   20,000


                                                               5. Ownership
                                                                  Form of
                                                                  Derivative
                                                4. Conver-        Security:
                                                   sion or        Direct      6. Nature of
                                                   Exercise       (D) or          Indirect
                                                   Price of       Indirect        Beneficial
1. Title of Derivative                             Derivative     (I)             Ownership
   Security (Instr. 4)                             Security       (Instr. 5)      (Instr. 5)
----------------------------------------------  -------------  -------------  --------------
Options - Right to Buy                          $2.00          D
Options - Right to Buy                          $2.00          D



Explanation of Responses:

1 Options were all granted on August 27, 1996 and have 10 year terms (unless the reporting person's employment with the issuer terminates earlier). 20% of the options become exercisable on each of the 1st, 2nd, 3rd , 4th and 5th anniversaries of the date of grant.

2 Options were all granted on August 14, 1998 and have 10 year terms (unless the reporting person's employment with the issuer terminates earlier). 25% of the options become exercisable on each of the 1st, 2nd, 3rd and 4th anniversaries of the date of grant.



/s/ Robin A. Clark                         December 9, 1998
---------------------------------------    --------------------------
    **Signature of Reporting Person                   Date

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note. File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


                                                                        Page 2